Exhibit 10.4

QAD INC. 2016 STOCK INCENTIVE PROGRAM
STOCK APPRECIATION RIGHTS AGREEMENT

This grant of stock appreciation rights (“SAR”) is made by QAD Inc. (the “Company”) to _____________________ (the "Grantee") as of the Grant Date set forth below, pursuant to the QAD Inc. 2016 Stock Incentive Program (the “Program”) and this Stock Appreciation Rights Agreement (the “Agreement”).  The Program Administrators administering the Program have selected Grantee to receive the following SAR grant on the date specified in Section 1 (the "Grant Date").

This Agreement entitles Grantee to receive a payment in shares of Class A common stock of QAD Inc. (the “Class A Common Stock”) that reflects:

●	the fair market value per share of Class A Common Stock on the date of exercise (the "Exercise Value")
●	less the fair market value per share of Class A Common Stock on the Grant Date (the "Grant Price"), as specified in Section 1,
●	multiplied by the number of shares of Class A Common Stock for which the SAR has been granted (the “Grant Shares”), as specified in Section 1,
●	on the terms and conditions of the Program and as set forth below, which Grantee accepts and to which Grantee is bound by not rejecting the SARs within thirty (30) days of the Grant Date.

1.    SAR Granted.

Grant Date	_____________________
Grant Price (U.S. dollars)	_____________________
Grant Shares	_____________________
Vesting Dates:
Tranche 1	_____________________
Tranche 2	_____________________
Tranche 3	_____________________
Tranche 4	_____________________
Expiration Date	_____________________

2.      Exercise.  The SAR shall be exercisable in all respects in accordance with the terms of the Program, which are incorporated herein by this reference.  Grantee shall have the right to exercise the SAR in accordance with the following schedule:

(a)	The SAR may not be exercised in whole or in part at any time prior to the first anniversary of the Grant Date.

(b)	Grantee may exercise the SAR on and after the Vesting Dates, as specified in Section 1, as to one-fourth of the Grant Shares per each tranche.

(c)	The right to exercise the SAR shall be cumulative. Grantee may exercise all, or from time to time any part, of the SAR for the maximum number of Grant Shares that are exercisable under the SAR, but in no case may Grantee exercise the SAR with regard to a fraction of a Grant Share, or for any Grant Share for which the SAR is not then exercisable.

3.      Payment Upon Exercise.  The payment due to Grantee upon exercise shall be equal to a number of shares of Class A Common Stock with an aggregate fair market value on the date of exercise equal to (i) the Exercise Value less the Grant Price, multiplied by (ii) the number of Grant Shares being exercised.  The payment shall be made in the form of shares of Class A Common Stock, rounded down to the nearest whole number of shares of Class A Common Stock and subject to applicable income and employment tax withholding.

4.      Term.  Except as otherwise provided in this Agreement or in the Program, the SAR, to the extent not previously exercised, shall terminate on the date specified in Section 1 (the "Expiration Date").  In no case shall the SAR and this Agreement terminate later than the day immediately preceding the eighth (8th) anniversary of the Grant Date.

5.     Withholding Taxes.  The SAR is subject to the condition that if at any time the Company shall determine, in its sole and absolute  discretion, that the satisfaction of withholding taxes or other withholding liabilities under any federal, state, local or foreign laws is necessary or desirable as a condition of, or in connection with, the grant, vesting or exercise of the SAR or any portion thereof, or the delivery or purchase of shares pursuant thereto, then such action shall not be effective unless and until such withholding shall have been effected or obtained in a manner acceptable to the Company.  Such withholding liabilities shall be satisfied by reducing the number of shares that otherwise would be payable to Grantee on exercise of the SAR by a whole number of shares having a Fair Market Value on the date of exercise equal to the withholding liability, unless, in the Company’s sole and absolute discretion, the Company determines to require or accept cash from Grantee.

6.      Termination of Service Other Than by Death or Disability.  If Grantee ceases to provide continuous service in a role that is eligible to receive a SAR under the Program (as determined in the sole and absolute discretion of the Program Administrators) to the Company or any subsidiary (used herein as defined in the Program), other than termination of Grantee’s employment by reason of Grantee's disability or death, the SAR may be exercised, only to the extent it had vested at the time of termination of such service and subject to the Program, at any time within sixty (60) days after Grantee's termination of such service, but not beyond the otherwise applicable term of the SAR.  Any unvested SAR will be immediately and unconditionally forfeited without any action required by Grantee or the Company as of the date of such termination of service and any vested, but unexercised, SAR will be unconditionally forfeited without any action required by Grantee or the Company as of the date sixty-one (61) days after Grantee's termination of service, but in any case not beyond the otherwise applicable term of the SAR.

For purposes of this Section 6, Grantee’s service relationship shall be treated as continuing intact while Grantee is an active employee of the Company or any of its subsidiaries, or on a bona fide leave of absence from such employment, or is serving on the board of directors of the Company or any of its subsidiaries, or is actively providing services as an independent contractor of the Company or any of its subsidiaries, in each case as determined in the sole and absolute discretion of the Program Administrators.

7.      Disability of Employee Grantee.  If Grantee ceases to be an employee due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, as determined in the sole and absolute discretion of the Program Administrators, the SAR may be exercised, to the extent it had vested at the time of termination of employment and subject to the Program, at any time within one year after Grantee’s termination of employment due to disability, but not beyond the otherwise applicable term of the SAR.

8.      Death of Employee Grantee.  If Grantee dies while an employee, the SAR may be exercised, to the extent it had vested at the time of termination of employment and subject to the Program, at any time within one year after Grantee’s termination of employment due to death, by the executors or administrators of Grantee's estate or by any person or persons who acquire the SAR by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the SAR.

9.      Rights as a Stockholder.  Grantee, or a transferee of Grantee, shall have no rights as a stockholder of the Company with respect to any shares of Class A Common Stock for which the SAR is exercisable until the date of the issuance of such shares of Class A Common Stock pursuant to an exercise of the SAR.  No adjustment shall be made for ordinary or extraordinary dividends (whether in currency, securities or other property), distributions, or other rights (including, but not limited to, the right to vote) for which the record date is prior to the date such shares of Class A Common Stock are issued, except as provided in the Program.

10.   Advisements.  Grantee shall be subject to and bound by the terms of this Agreement and the Program. In addition, Grantee is hereby advised that the following shall apply to the SAR:

(a)  Grantee shall be provided a copy of the Program and shall be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement, but prior to the completion of the vesting period.  If and to the extent that any provision contained in this Agreement is inconsistent with the Program, the Program shall govern.

(b)  As of the date of this Agreement, the Agreement and the Program set forth the entire understanding between Grantee and the Company regarding the acquisition of shares of Class A Common Stock underlying the SAR and supersede all prior oral and written agreements pertaining to the SAR.

(c)  The Company and its subsidiaries hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address, telephone number, date of birth, social security number or equivalent foreign identification number, salary, nationality, job title and details of all SARs or other entitlement to shares of QAD common stock awarded, canceled, exercised, vested, unvested or outstanding, including personal information that may constitute sensitive personal data within the meaning of applicable law ("Personal Data"). Personal Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about Grantee. The Company and its subsidiaries may process any Personal Data and may transfer any Personal Data outside the country in which Grantee is employed, including, but not limited to, the United States. The legal persons for whom Personal Data is intended include, but are not limited to, the Company, its subsidiaries and its agents.  Grantee is hereby informed that Grantee has the right to access and make corrections to Grantee's Personal Data by applying to the Chief People Officer of the Company or such person’s designees.

(d)  The Company reserves the right to amend or terminate the Program at any time, and the award of this SAR under the Program at one time does not in any way obligate the Company or its subsidiaries to grant additional SARs in any future year or in any given amount.  Grantee's participation in the Program is voluntary.  This SAR and any future SARs under the Program are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy and end of service payments, bonuses, long-service awards, pension and retirement benefits, and similar payments, other than to the extent required by local law.

(e)  The future value of the shares of Class A Common Stock acquired by Grantee under the Program is unknown and cannot be predicted with certainty and no claim or entitlement to compensation or damages arises from the forfeiture of the SAR or termination of the Program or the diminution in value of any shares of Class A Common Stock acquired by Grantee under the Program.

11.   No Right to Continued Service.  Neither this SAR nor any terms contained in this Agreement shall confer upon Grantee any express or implied right to be retained in the service of the Company or any of its subsidiaries for any period at all, nor restrict in any way the right of the Company or any such subsidiary, which right is hereby expressly reserved, to terminate Grantee's service at any time with or without cause.  Any right that Grantee may have to receive delivery of shares of Class A Common Stock under this Agreement is earned only by continuing as an employee or other service provider of the Company or any of its subsidiaries at the will of the Company or such subsidiary, and satisfaction of any other applicable terms and conditions contained in this Agreement and the Program, and not through the act of being hired, being granted this SAR or acquiring shares of Class A Common Stock hereunder.

12.   Compliance with Laws, Regulations and Program Rules.  The award of this SAR to Grantee and the obligation of the Company to deliver shares of Class A Common Stock hereunder and the sale or disposition of shares of Class A Common Stock received pursuant to the exercise of such SAR shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable.  Moreover, shares of Class A Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.  Exercise of, and receipt of shares under, this SAR shall be conditioned on Grantee’s compliance with procedures established from time to time by the Program Administrators, including, but not limited to, submission of such forms and documents as the Program Administrators may require in their sole and absolute discretion.  The number of shares of Class A Common Stock subject to the SAR granted hereunder shall be adjusted as provided in the Program.

13.   Definitions.  All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Program. In the event of a conflict between the terms of the Program and the terms of this Agreement, the terms of the Program shall prevail.

14.   Notices.  Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Program and, if to Grantee, be in writing and delivered in person or via email or by registered mail or certified mail or overnight courier, addressed to Grantee at Grantee's last known email address or physical address, as applicable, as set forth in the Company’s records.

15.   Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

16.   Applicable Law.  This Agreement and this SAR shall be governed by and construed in accordance with the laws of the State of Delaware.

17.   Arbitration.  Any dispute arising out of or in connection with this Agreement and this SAR shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with Article 17 of the General Provisions of the Program and the Rules referenced therein, all of which are incorporated herein by this reference.

18.   Nontransferability.  This Agreement and this SAR may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated by either party hereto, other than by will or by the laws of descent and distribution.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

QAD INC.

By:	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer